                                                                  Item 7 Ex-2.1

                               AMENDING AGREEMENT

     DATED this 11th day of June, 1996.


BETWEEN: MTL INC., a company incorporated under the laws of Florida, represented herein by Charles J. O'Brien, Jr., its President, duly authorized for the purposes hereof by a resolution of the Company's Board of Directors dated February 16, 1996;

                   (the "PURCHASER")


AND: LES PLACEMENTS MARLIN LTEE, a company incorporated under the laws of Quebec, represented herein by Rene Bussieres, its President, duly authorized for the purposes hereof by a resolution of the Company's Board of Directors dated June 11, 1996;

                   (the "SELLER")



     WHEREAS the Purchaser and the Seller entered into a share purchase agreement dated February 19, 1996 (the "SHARE PURCHASE AGREEMENT") regarding the sale of all the issued and outstanding shares of Levy Transport Ltd. ("LEVY");

     AND WHEREAS the Purchaser and the Seller wish to amend certain sections of the Share Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Amending Agreement and in the Share Purchase Agreement, it is hereby agreed as follows:

1.   The above recitals form an integral part of this Amending Agreement.

2. All defined terms in this Amending Agreement shall have the meanings respectively ascribed thereto in the Share Purchase Agreement unless otherwise defined herein and unless the context in which such terms are used herein otherwise requires.

3.   Effective on February 20, 1996 (the "AMENDMENT DATE"), the following section is added to the Share Purchase Agreement:

            "1.2 ALLOCATION OF PURCHASE PRICE.  The Purchase Price
                 shall be allocated amongst the Shares as follows:

                 Number and Class     Price
                 ----------------  -----------

                    1,000 Class A  $3,733,090
                   10,280 Class B  $1,028,000
                      690 Class C    $668,610
                    1,000 Class D    $114,100
                      900 Class E  $1,456,200"


4. Effective on the Amendment Date, Section 2.1 of the Share Purchase Agreement is deleted and replaced with the following:

            "2.1 DATE, TIME AND PLACE OF CLOSING.  The closing of
                 the transactions contemplated by this Agreement (the "CLOSING"), subject to the provisions of Section 2.3.1, shall be held at the offices of Ogilvy Renault on June 11, 1996 at 2:00 p.m. or at such other place or date as the parties to this Agreement may otherwise agree (such date to be referred to in this Agreement as the "CLOSING DATE")."

5. Effective on the Amendment Date, Section 2.2(a) of the Share Purchase Agreement is deleted and replaced with the following:

                 "(a) deleted."

6. Effective on the Amendment Date, the first sentence of Section 2.3 of the Share Purchase Agreement is deleted and replaced with the following:

            "The sum of $500,000 (Canadian dollars) shall be deducted from the Purchase Price and retained as a holdback (the "HOLDBACK"), said Holdback to be deposited with SunTrust
            Bank on the date which shall coincide with the date on which the NTA Confirmation is obtained as set out in Section 2.3.2 of this Agreement. The Holdback shall be retained for a period (the "HOLDBACK PERIOD") commencing on the date on which the Holdback is deposited with SunTrust Bank and terminating on the date which is one (1) year following the expiry of the initial term or the earlier termination of the Petro-Canada lease referred to in Section 3.16(a). The Purchaser shall pay to the Seller on the date on which the NTA Confirmation is obtained an amount equivalent to 6% interest per annum on the Holdback for a period commencing on May 15, 1996 to the date on which the Holdback is deposited with SunTrust Bank."

      Furthermore, effective on the Amendment Date, the last sentence of
      Section 2.3 of the Share Purchase Agreement is deleted and replaced with the following:

            "In accordance with the terms of the Escrow Agreement, the Escrow Agent shall, at the end of the Holdback Period, remit to Seller the amount of the Holdback less any amount claimed prior to such date by Purchaser as indemnification due pursuant to Section 9.3."

7. Effective on the Amendment Date, the following section is added to the Share Purchase Agreement:

                  "2.3.1 CLOSING IN ESCROW. All documents delivered at Closing shall be held in escrow by Ogilvy Renault until such time as (i) written confirmation has been obtained by Ogilvy Renault from the National Transportation Agency of Canada (the "AGENCY") to the effect that no objection has been filed in connection with the notice of the sale of Levy's Shares published in the May 11, 1996 edition of the Canada Gazette,
                  Part I, and that the Agency no longer has jurisdiction over the transaction contemplated herein (the "NTA CONFIRMATION") and (ii) written confirmation has been obtained by Ogilvy Renault from the Seller that the payment by the Purchaser provided for in Section 2.3.2 of this Agreement has been received by the Seller (the "SELLER'S CONFIRMATION").

                  Once the NTA Confirmation and the Seller's
                  Confirmation have been obtained by Ogilvy Renault, it shall release all documents to the parties entitled thereto under this Agreement.

                  If the NTA Confirmation has not been obtained by Ogilvy Renault prior to June 29, 1996, either the Seller or the Purchaser may elect not to proceed with the Closing and may terminate this Agreement by written notice to the other party unless the Purchaser and the Seller have agreed in writing to extend such date. The Purchaser and the Seller hereby undertake to use their best efforts in order to obtain the NTA Confirmation."

8. Effective on the Amendment Date, the following section is added to the Share Purchase Agreement:

                  "2.3.2 PAYMENT BY PURCHASER.  Once the NTA
                  Confirmation has been obtained by Ogilvy Renault, the Purchaser shall immediately pay to the Seller by certified cheque, bank draft or wire transfer the sum of $6,000,000 (Canadian dollars), subject to adjustments pursuant to Sections 7.11 and 7.12 of this Agreement, together with interest on such sum or adjusted sum, as the case may be, calculated at the rate of 6% per annum from May 15, 1996 to the date on which the payment is made. Upon receipt by Seller of such payment, the Seller shall immediately advise Ogilvy Renault that such payment has been received."

9. Effective on the Amendment Date, Section 2.4 of the Share Purchase Agreement is deleted and replaced with the following:

            "2.4 EFFECTIVE DATE.  Notwithstanding the date
                 of the Closing hereunder, the Effective Date of the sale and purchase of the Shares provided for herein shall be the close of business on April 30, 1996."

10.  Effective on the Amendment Date, the following paragraph is added to
     Section 3.2 of the Share Purchase Agreement:

                  "Notwithstanding any of the provisions of this Agreement, Levy shall be entitled to declare, on or prior to February 29, 1996, a series of stock dividends from its taxed retained earnings totalling $1,165,000 resulting in the issuance of a total of 11,650 Class B shares to the Seller, in which event, such newly issued Class B shares shall form part of the Shares and the Purchaser shall purchase such newly issued Class B shares at Closing for a total price of $1,165,000 and the total price for Class A shares will be reduced accordingly. The Seller represents and warrants to the Purchaser that the calculation of the taxed retained earnings upon which such stock dividend is based is accurate and that the declaration of such dividend will not result in any liability of Levy or the Purchaser for any tax, interest or penalty, or any other liability whatsoever. Notwithstanding any of the provisions of this Agreement, this representation shall survive indefinitely and shall not be subject to the limitation to indemnification set out in Section 9.2 of this Agreement."

11. Effective on the Amendment Date, Section 4.5 of the Share Purchase Agreement is deleted and replaced with the following:

                  "4.5 AVAILABLE FUNDS. The Purchaser has or will have at the date when Ogilvy Renault receives the NTA Confirmation adequate funds to pay the cash consideration set forth in Section 2.3.2 of this Agreement."

12. Effective on the Amendment Date, Section 7.10 of the Share Purchase Agreement is deleted and replaced with the following:

                  "7.10 ESCROW AGREEMENT. Prior to or simultaneously with the Closing, the Purchaser and the Seller shall have entered into an Escrow Agreement substantially in the form of Exhibit 2.3."

13. Effective on the Amendment Date, Section 7.24.1 of the Share Purchase Agreement is deleted and replaced with the following:

                  "7.24.1 a five-year term commencing on May 1, 1996."

14. Effective on the Amendment Date, Section 7.24.5 is deleted and replaced with the following:

                  "7.24.5 a yearly minimum rental of $148,000 in respect of each year of the term, payable in monthly instalments of $12,333.33 with the exception of the 12-month period from November 1995 to October 1996, for which the monthly instalments shall be of $13,333.33 in order to compensate for the cost of paving the parking lot of the St-Romuald property;"

15. Effective on the Amendment Date, the following section is added to the Share Purchase Agreement:

                  "7.24.6 an option of Levy to purchase the St-Romuald property at any time during the term of the lease at a price and upon the terms and conditions to be mutually determined by the Purchaser and the Seller prior to Closing."

16. Effective on the Amendment Date, the following section is added to the Share Purchase Agreement:

                  "7.25 REIMBURSEMENT OF RENT. Levy shall have received from Gestion Rene Bussieres Inc. an amount of $1,519.40 reflecting overpayments in rent made by Levy in May and June of 1996 for the St-Romuald property."

17. Effective on June 1, 1996, the following sections are added to the Share Purchase Agreement:

                  "7.26 OAKVILLE LEASE. Levy and 3233979 Canada Inc. ("3233979") shall have entered into a new net net lease in registrable form for the premises in Oakville, Ontario, currently leased by Levy from 3233979 which will, in addition to normal commercial lease terms, provide for the following:

                  7.26.1 a five-year term commencing on May 1, 1996;

                  7.26.2 an option of Levy to renew for five (5) years at the expiry of the original term;

                  7.26.3 a right of first refusal of Levy to purchase the property on the terms and conditions of any bona fide offer received from any third parties;

                  7.26.4 all major repairs and capital expenditures required in relation to the leased premises shall be the responsibility of 3233979;

                  7.26.5 a yearly minimum rental of $68,341.56 in respect of each year of the term, payable in monthly instalments of $5,695.13; and

                  7.26.6 an option of Levy to purchase the Oakville property at any time during the term of the lease at a price and upon the terms and conditions to be mutually determined by the Purchaser and the Seller prior to Closing.

                  7.27 Levy and 3233979 undertake to execute an English language version of the Oakville property lease
                                     32

                                    -33-
                  by June 29, 1996 in registrable form in the Province of Ontario.

                  7.28 BECANCOUR LEASE. Levy and 3233979 shall have entered into a new net net lease in registrable form for the premises in Becancour, Quebec, currently leased by Levy from 3233979 which will, in addition to normal commercial lease terms, provide for the following:

                  7.28.1 a five-year term commencing on May 1, 1996;

                  7.28.2 an option of Levy to renew for five (5) years at the expiry of the original term;

                  7.28.3 a right of first refusal of Levy to purchase the property on the terms and conditions of any bona fide offer received from any third parties;

                  7.28.4 all major repairs and capital expenditures required in relation to the leased premises shall be the responsibility of 3233979;

                  7.28.5 a yearly minimum rental of $32,000 in respect of each year of the term, payable in monthly instalments of $2,666.66; and

                  7.28.6 an option of Levy to purchase the Becancour property at any time during the term of the lease at a price and upon the terms and conditions to be mutually determined by the Purchaser and the Seller prior to Closing.

18. Effective on the Amendment Date, Section 8.7 of the Share Purchase Agreement is deleted and replaced with the following:

                  "8.7 ESCROW AGREEMENT. Prior to or simultaneously with the Closing, the Purchaser and the Seller shall have entered into an Escrow Agreement substantially in the form of Exhibit 2.3."

19. Effective on the Amendment Date, Section 11.1(d) of the Share Purchase Agreement is deleted and replaced with the following:

                  "(d) by Purchaser or Seller if, without fault of such terminating party, the Agreement shall not have been consummated on or before June 29, 1996, subject to
                  Section 2.3.1."

20. Except as specifically provided for in this Amending Agreement, the terms and conditions of the Share Purchase Agreement are confirmed and continued in full force and effect.

21. This Amending Agreement may be executed by the Purchaser and Seller in several counterparts, each of which when so executed and delivered shall be an original but all such counterparts shall constitute but one and the same document.

22. Both the Purchaser and Seller have requested that this Amending Agreement be drawn up in the English language. Tel que convenu par le vendeur et l'acquereur, cet amendement de convention a ete redige en langue anglaise.


EXECUTED in Montreal, Quebec, on the date referred to hereinabove.

                                MTL INC.



                                Per:
                                      --------------------------------
                                      Name:    Charles J. O'Brien, Jr.
                                      Title:   President




EXECUTED in Montreal, Quebec, on the date referred to hereinabove.



                                LES PLACEMENTS MARLIN LTEE



                                Per:
                                      --------------------------------
                                      Name:    Rene Bussieres
                                      Title:   President

                                       34